EXHIBIT 99

Contact:	Rosanne Palacios	Judy Wawroski
	International Bancshares Corporation	International Bancshares Corporation
	(956) 726-6636 (Laredo)	(956) 722-7611 (Laredo)

FOR IMMEDIATE RELEASE

International Bancshares Corporation Expands its Stock Repurchase Program

Laredo, Texas—(BUSINESS WIRE)—- May 4, 2007—International Bancshares Corporation  (NASDAQ:IBOC) announced that on May 3, 2007, its board of directors expanded its stock repurchase program.  The Company is now authorized to repurchase up to $225 million of its common stock through December 31, 2008, compared to the prior authorization of $200 million through December 31, 2007.  Stock repurchases may be made from time to time, on the open market or through private transactions.  Shares repurchased in this program will be held in treasury for reissue for various corporate purposes, including employee stock options plans.  As of May 2, 2007, a total of 5,040,432 shares had been repurchased under this program at a total cost of approximately $184,796,000 adjusted for stock dividends.  The Company currently has invested approximately $205,769,000 in treasury shares, which amount has been accumulated since the inception of the Company.

IBC is a $11.2 billion multi-bank financial holding company headquartered in Laredo, Texas, with over 230 facilities and over 380 ATMs serving more than 90 communities in Texas and Oklahoma.

“Safe Harbor” statement under the Private Securities Litigation Reform Act of 1995: The statements contained in this release which are not historical facts contain forward looking information with respect to plans, projections or future performance of IBC and its subsidiaries, the occurrence of which involve certain risks and uncertainties detailed in IBC’s filings with the Securities and Exchange Commission.

Copies of IBC’s SEC filings and Annual Report (as an exhibit to the 10-K) may be downloaded from the SEC filings site located at http://www.sec.gov/edgar.shtml.